Stan Barton Executive Vice President General Counsel Chief Compliance Officer 340 Madison Avenue 19th Floor New York, NY 10173 phone 212.301.1022 fax 212.301.1122 sbarton@nfp.com

April 21, 2009

National Financial Partners Corp.

340 Madison Avenue, 19th Floor

New York, New York 10173

Re: National Financial Partners Corp. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of National Financial Partners Corp., a Delaware corporation (the “Company”), and as such have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 25,775 shares of common stock, par value $0.10 per share, of the Company (the “Shares”) that were issued and sold or may be issued and sold upon vesting of restricted stock units granted to Donna J. Blank, Executive Vice President and Chief Financial Officer of the Registrant, pursuant to an employment inducement award (the “Inducement Award”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth herein, I, or attorneys under my supervision, have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares to be issued under the Inducement Award have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Inducement Award, will be validly issued, fully paid and nonassessable.

I am admitted to the bar in the State of Texas, and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

My opinion is rendered as of the date hereof, and I assume no obligation to update or supplement my opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Stancil E. Barton

Stancil E. Barton
Executive Vice President and General Counsel